                                EXHIBIT 10.35


                           ASSET PURCHASE AGREEMENT

                         DATED AS OF FEBRUARY 23, 1994

                                     AMONG

                    ROTEC - THE ROUTING TECHNOLOGY COMPANY,
                                   AS SELLER

                                      AND

             RONALD J. DOMBROWSKI, KORF E. PENZIEN, DAVID J. ROSS,
                      STEVEN T. BROWN AND EBRAHIM AMIRANA,
                           AS, COLLECTIVELY, PARTNERS

                                      AND

                             COMDATA NETWORK, INC.,
                                    AS BUYER
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                               TABLE OF CONTENTS

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ARTICLE I            PURCHASE AND SALE OF ASSETS. . . . . . . . . . . . . . . . . . . . . . . . .  1
                             1.01.  Transfer of Purchased Assets. . . . . . . . . . . . . . . . .  1
                             1.02.  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . .  4
                             1.03.  Assumption of Certain Liabilities . . . . . . . . . . . . . .  5
                             1.04.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
                             1.05.  Employees . . . . . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE II           PARTICIPATION IN FUTURE EARNINGS . . . . . . . . . . . . . . . . . . . . . .  7
                             2.01.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . .  7
                             2.02.  Calculation of Earnout. . . . . . . . . . . . . . . . . . . .  8
                             2.03.  Payment of Earnout. . . . . . . . . . . . . . . . . . . . . .  8
                             2.04.  Operating Policies During
                                    Earnout Period  . . . . . . . . . . . . . . . . . . . . . . .  9

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . 11
                             3.01.  Organization and Authority of Seller. . . . . . . . . . . . . 11
                             3.02.  Due Authorization . . . . . . . . . . . . . . . . . . . . . . 11
                             3.03.  No Conflict; Governmental Consents. . . . . . . . . . . . . . 12
                             3.04.  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . 13
                             3.05.  Financial Information . . . . . . . . . . . . . . . . . . . . 13
                             3.06.  Furniture, Fixtures and Equipment . . . . . . . . . . . . . . 13
                             3.07.  Title to Personal Property. . . . . . . . . . . . . . . . . . 13
                             3.08.  Payment Obligations . . . . . . . . . . . . . . . . . . . . . 14
                             3.09.  Intellectual Property Rights. . . . . . . . . . . . . . . . . 14
                             3.10.  Computer Software . . . . . . . . . . . . . . . . . . . . . . 14
                             3.11.  Environmental Matters . . . . . . . . . . . . . . . . . . . . 16
                             3.12.  Personal Property Leases. . . . . . . . . . . . . . . . . . . 16
                             3.13.  Litigation; Judgments . . . . . . . . . . . . . . . . . . . . 17
                             3.14.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 17
                             3.15.  Required Consents . . . . . . . . . . . . . . . . . . . . . . 17
                             3.16.  Employees and ERISA . . . . . . . . . . . . . . . . . . . . . 18
                             3.17.  Brokerage Fees. . . . . . . . . . . . . . . . . . . . . . . . 18
                             3.18.  Absence of Questionable Payments. . . . . . . . . . . . . . . 19
                             3.19.  Investment Representations. . . . . . . . . . . . . . . . . . 19
                             3.20.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
                             3.21.  Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . 20
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ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . . . . . . . . . . .20
                             4.01.  Organization and Authority of Purchaser . . . . . . . . . . .20
                             4.02.  Power and Authority; Due Authorization. . . . . . . . . . . .20
                             4.03.  No Conflict; Governmental Consents. . . . . . . . . . . . . .21
                             4.04.  No Broker . . . . . . . . . . . . . . . . . . . . . . . . . .22

ARTICLE V            COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
                             5.01.  Conduct of Business Prior to Closing. . . . . . . . . . . . .22
                             5.02.  Regulatory and Other Authorizations . . . . . . . . . . . . .23
                             5.03.  Disclosure; Updates . . . . . . . . . . . . . . . . . . . . .23
                             5.04.  Solicitation of Acquisitions. . . . . . . . . . . . . . . . .23
                             5.05.  Full Access . . . . . . . . . . . . . . . . . . . . . . . . .23
                             5.06.  Covenant Not to Compete . . . . . . . . . . . . . . . . . . .24

ARTICLE VI           CONDITIONS TO PURCHASER'S OBLIGATIONS. . . . . . . . . . . . . . . . . . . .26
                             6.01.  Representations and Warranties True;
                                    Obligations Performed . . . . . . . . . . . . . . . . . . . .26
                             6.02.  Approval of Purchaser's Bank Group. . . . . . . . . . . . . .26
                             6.03.  Closing Deliveries of Seller. . . . . . . . . . . . . . . . .26
                             6.04.  Further Assurances. . . . . . . . . . . . . . . . . . . . . .27

ARTICLE VII          CONDITIONS TO SELLER'S OBLIGATION. . . . . . . . . . . . . . . . . . . . . .28
                             7.01.  Representations and Warranties True;
                                    Obligations Performed . . . . . . . . . . . . . . . . . . . .28
                             7.02.  Closing Deliveries of Purchaser . . . . . . . . . . . . . . .28

ARTICLE VIII         MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . .29
                             8.01.  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .29
                             8.02.  Entire Agreement; Amendment; Waiver . . . . . . . . . . . . .29
                             8.03.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .29
                             8.04.  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .29
                             8.05.  Binding Effect. . . . . . . . . . . . . . . . . . . . . . . .30
                             8.06.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .30
                             8.07.  Termination of Representations, Warranties, Agreements
                                    and Covenants . . . . . . . . . . . . . . . . . . . . . . . .30
                             8.08.  Indemnification . . . . . . . . . . . . . . . . . . . . . . .30
                             8.09.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .31
                             8.10.  Right to Terminate. . . . . . . . . . . . . . . . . . . . . .32
                             8.11.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . .32
                             8.12.  Severability. . . . . . . . . . . . . . . . . . . . . . . . .32
                             8.13.  No Third Party Beneficiaries. . . . . . . . . . . . . . . . .33
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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 23rd day of February, 1994 by and among ROTEC - THE ROUTING TECHNOLOGY COMPANY, a Connecticut general partnership (the "Seller"), RONALD J. DOMBROWSKI, KORF E. PENZIEN, DAVID J. ROSS, STEVEN T. BROWN and EBRAHIM AMIRANA (collectively, the "Partners"), and COMDATA NETWORK, INC., a Maryland corporation (the "Purchaser").
                             W I T N E S S E T H:
         WHEREAS, Seller manufactures, designs, develops, markets and sells tracking, planning, routing and delivery software products and services used by, among others, transportation and delivery companies (the "Business");
         WHEREAS, Seller desires to sell and Purchaser desires to purchase substantially all of the assets and to assume certain liabilities of Seller relating to the Business;
         WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of setting forth the terms and conditions upon which the foregoing will be accomplished;
         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF ASSETS
         1.01.   Transfer of Purchased Assets.
                 (a) Purchases by Purchaser. Subject to all of the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign, and convey to Purchaser and Purchaser agrees to buy and acquire from Seller at the Closing (as defined in Section 1.04 below) all of the assets used by Seller in the operation of the Business whether owned or leased by Seller, including, without limitation, the following:
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                          (i)     all furniture, fixtures and equipment,
whether owned by Seller or presently subject to capitalized leases, used in the Business ("Furniture, Fixtures and Equipment");
                          (ii)    all accounts receivable, notes receivable,
deposits and advances arising from the operation of the Business and existing on the Closing Date (hereinafter referred to as the "Accounts Receivable");
                          (iii)   all rights as lessee under the Personal
Property Leases (as defined in Section 3.12 hereof);
                          (iv)    all rights of Seller under open customer
purchase orders entered into in the ordinary course of business which have not been filled as of the Closing Date;
                          (v)     all rights of Seller under all other
contracts, leases, commitments and agreements relating in any manner to the Business, including without limitation those identified on Schedule 1.03(a) attached hereto;
                          (vi)    all right, title and interest of Seller and
the Partners in and to all intellectual property rights embodied in or related to the Business, including without limitation, all (i) patents, patent applications, trademarks, trademark applications, trade names, trade name applications, service marks, service mark applications, copyrights and copyrights application, including without limitation, those identified on
Schedule 3.09 attached hereto and (ii) trade secrets, inventions, know-how, designs, processes, specifications and formulas;
                          (vii)   all databases, software, software codes and
hardware owned or licensed by or to Seller or otherwise used in or related to the Business, and, including, without limitation, all source and object codes, user documentation, and development plans, specifications, or documentation related thereto.




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                          (viii)  all right, title and interest of Seller and
the Partners in and to the names "RoTec - The Routing Technology Company", "P&D Planner", "LoadPlanner", "RoutePlanner", "ResourcePlanner", "ModePlanner", "RSA Tool Kit", "NetworkPlanner", "Inteli-Tracs", "LocationPlanner", "EVRPlanner", "ServicePlanner", "TripPlanner", "TripPlanner Business Locator Option", "DOS Batch Street Router", and all derivatives thereof;
                          (ix)    all books of account, files, invoices,
purchase records, customer lists, supplier lists, prospect lists, personnel records, and other books and records used in or related to the Business; and
                          (x)     all other businesses, franchises, rights,
privileges, properties, and assets of every nature and description, tangible or intangible, real, personal, or mixed, and wherever located, included without limitation, governmental permits, licenses, authorizations, approvals, consents, and permissions, used or related to the Business.
                 (b) No Liens and Encumbrances. The assets being transferred and sold to Purchaser under Section 1.01(a) above are hereinafter collectively referred to as the "Purchased Assets". Except as described on
Schedule 1.01(b), Seller has good and marketable title to all of the Purchased Assets and all of the Purchased Assets will be transferred to Purchaser free and clear of all claims, liens, encumbrances, security interests, mortgages and similar interests of any kind or nature whatsoever.




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         1.02.   Purchase Price.
                 (a) The Purchase Price for the Purchased Assets (the "Purchase Price") shall consist of (i) a Five Hundred Thousand and No/100ths Dollars ($500,000.00) cash payment (the "First Cash Payment") which will be paid to Seller in accordance with Section 7.02(b) of this Agreement, (ii) a Four Hundred Forty-Three Thousand Seven Hundred Fifty and No/100ths Dollars ($443,750.00) cash payment (the "Second Cash Payment) to be paid to Seller in accordance with Section 1.02(c) of this Agreement, and (iii) participation in the future earnings generated from the Purchased Assets in accordance with the provisions of Article II of this Agreement (the "Earnout").
                 (b) Prorations. The Purchase Price shall be adjusted by prorating between Purchaser and Seller on a per diem basis as of the Closing
Date: (i) the amounts of prepaid rent or accrued or unpaid rental payments under the Personal Property Leases; (ii) all assessments, real estate taxes, personal property taxes and other similar charges assessed against the Purchased Assets for the current calendar year; (iii) charges, if any, for utilities servicing the Business, including, without limitation, charges for gas, electricity, sewer and water; (iv) all other similar charges and fees customarily prorated and adjusted in similar transactions; provided, however, that Seller shall pay (X) all sales and use taxes and similar charges, if any, arising out of the transfer of the Purchased Assets pursuant to this Agreement;
(Y) any income, sales, use, business, occupation, withholding, employment, security or similar tax, or any other taxes of any kind whatsoever with respect to the Purchased Assets and the operation of the Business relating to any period before the close of business on the Closing Date; and (Z) all transfer taxes and similar charges arising out of the transfer of the Purchased Assets. (If so permitted by the utility companies, Seller shall cause all utilities to be metered as of the close of business on the Closing




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Date with instructions to the utility companies to bill Seller for charges prior to the close of business on the Closing Date and to bill Purchaser for charges commencing thereafter.)
                 (c) The Second Cash Payment. In the event the RoTec Division has produced a positive EBITDA result, calculated in accordance with this Agreement, during the period from April 1, 1994 through December 31, 1994, then the Seller shall be entitled to receive the Second Cash Payment from the Purchaser due and payable on January 6, 1995. The Second Cash Payment, if paid, shall be deducted from any amount due to Seller for performance for the Year Three Earnout Period, as defined in Article II hereof.
         1.03.   Assumption of Certain Liabilities.
                 (a) Assumed Liabilities. At the Closing, Purchaser agrees to assume only the obligations of Seller arising from the Closing Date under: (i) the rights and obligations as lessee under the Personal Property Leases; (ii) all accrued vacation for those employees of Seller hired by Purchaser; and (iii) the rights and obligations of Seller under those certain agreements set forth on Schedule 1.03(a). The liabilities and obligations to be assumed by Purchaser pursuant to this Section are hereinafter collectively referred to as the "Assumed Liabilities".
                 (b)      Exclusion of Other Liabilities.   Except for the
Assumed Liabilities, it is expressly understood and agreed that Purchaser will not be liable for any obligations, liabilities, contracts, debts, claims, costs, expenses, agreements or understandings of any kind or nature whatsoever related to Seller's operation of the Business or its ownership or use of the Purchased Assets (the "Excluded Liabilities"). Purchaser, and not Seller, shall be responsible for any liabilities or obligations resulting from events or occurrences relating to the ownership and use of the Purchased Assets or the operation of the Business after the Closing Date unless otherwise expressly imposed by this Agreement.




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         1.04.   Closing  Subject to the terms and conditions of this
Agreement, including, without limitations, the conditions precedent to the obligations of Seller and Purchaser set forth in Articles VI and VII hereof, the sale and purchase of the Purchased Assets contemplated hereby shall take place at a closing (the "Closing") at Purchaser's offices on February 23, 1994 or at such other date or at such other place as the parties hereto may mutually agree upon in writing (the date of Closing being referred to herein as the "Closing Date".)
         1.05.   Employees.
                 (a) Except as hereinafter specifically provided and without limiting the generality of Section 1.03(b) hereof, Purchaser shall not assume any employment obligation, wage or salary payment obligation or employee benefit obligation of Seller. Prior to the Closing Date, Seller shall afford Purchaser a reasonable opportunity to interview its employees for prospective employment by Purchaser. Purchaser shall have no obligation to offer employment to any such person, but in its discretion may offer employment to any such person on terms and conditions established by Purchaser. Seller will furnish to Purchaser such information in its personnel files as Purchaser may reasonably request in connection with determining whether to employ a person presently employed by Seller.
                 (b) Seller shall terminate the employment of each person employed by Seller, effective the Closing Date. On the Closing Date, or as soon as practicable thereafter, Seller shall pay each such person all accrued wage, salary, commission, bonus and other employee compensation payments for all periods prior to the Closing Date. In addition, Seller shall pay or provide for all other employee benefits maintained by Seller for all periods prior to the Closing Date, all in accordance with applicable law. Purchaser shall recognize the accrued vacation benefits of each of Purchaser's employees who accepts employment with Purchaser to the extent disclosed to




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Purchaser in writing prior to the Closing and shall provide such vacation to such employee while employed by Purchaser.

                                   ARTICLE II
                        PARTICIPATION IN FUTURE EARNINGS
         Seller may receive additional amounts as consideration for the
Purchased Assets based upon the earnings of the RoTec Division of Purchaser from April 1, 1994 through March 31, 1997.
         2.01.   Definitions.  The following definitions will be used
in calculating the amount of the Earnout:
                          (a)     Earnout Period.  The term "Earnout Period"
will mean:
                  Time Period                            Earnout Period
                  -----------                            --------------
         April 1, 1994 - March 31, 1995            Year One Earnout Period
         April 1, 1995 - March 31, 1996            Year Two Earnout Period
         April 1, 1996 - March 31, 1997            Year Three Earnout Period

                          (b)     EBITDA.  The term "Earnings Before Interest,
Taxes, Depreciation and Amortization" or "EBITDA" will mean the annual (April 1
- - March 31) RoTec Division net income, excluding interest expenses net of interest income, taxes on income, depreciation and amortization, and amortization of the allocation of the excess Purchase Price paid (goodwill and other intangibles). Unless otherwise provided in this Agreement, the values utilized in calculating EBITDA shall be determined in accordance with generally accepted accounting principles, consistently applied.
                          (c)     Capital Used.  The term "Capital Used" will
mean the amount of capital which in no event shall exceed One Million Five Hundred Thousand and No/100ths Dollars





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
($1,500,000.00), used by the RoTec Division including, without limitation, bank borrowings and other debt including capitalized leases, net inter-company balances with Purchaser or its affiliates, and book overdrafts, all as reflected on the general ledger at the respective accounting month-end. Unless otherwise provided in this Agreement, the values utilized in calculating Capital Used shall be determined in accordance with generally accepted accounting principles, consistently applied.
         2.02. Calculation of Earnout. The Earnout will be calculated at the end of each Earnout Period by using the below-described formula:
                 At the end of an Earnout Period, the Earnout for that Earnout Period will be the EBITDA for that Earnout Period (not to exceed in the aggregate $9,300,000 [including payment of the First Cash Payment and the Second Cash Payment]) less the Capital Used for that Earnout Period. The first payments to Seller pursuant to the Earnout shall be reduced dollar-for-dollar by $500,000 (which is the First Cash Payment portion of the Purchase Price). The final payments to Seller pursuant to the Earnout shall be reduced dollar-for-dollar by $443,750 (which is the Second Cash Payment portion of the Purchase Price) if the Second Cash Payment is paid pursuant to Section 1.02(c) hereof. In no event shall the actual aggregate Earnout Payments for all three Earnout Periods exceed $9,300,000 comprised of: (a) $8,356,250 available for Earnout Payments, (b) $500,000 as the First Cash Payment, and (c) $443,750 as the Second Cash Payment, if paid in accordance with Section 1.02(c) hereof.
         2.03.   Payment of Earnout.
                 (a) Within seventy-five (75) days after the end of an Earnout Period, the Purchaser will pay to the Seller the amount of the Earnout, if any, earned for such Earnout Period by delivery of Purchaser's certified or cashier's check to Seller. Notwithstanding the foregoing,




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
Purchaser shall have the right to offset against the Earnout pursuant to
Section 8.08 of this Agreement.
                 (b) In addition to the Earnout described above in Section 2.03(a), within seventy-five (75) days after the end of each Earnout Period, Purchaser will cause an amount of stock (the "Comdata Stock") of its parent, Comdata Holdings Corporation, a Delaware corporation ("Comdata"), as determined below to be issued to the Partners (based upon their respective ownership interests in Seller on the Closing Date). The total number of shares of Comdata Stock to be issued will be an amount equal to forty percent (40%) of the payment calculated in Section 2.02 above (as reduced by the First Cash Payment and the Second Cash Payment, if paid in accordance with Section 1.02(c) hereof) divided by the average closing sales price of Comdata Stock on the NASDAQ National Market System for the last thirty (30) business days of the Earnout Period. If Comdata Stock is not publicly traded at such time, then the value of the Comdata Stock for the above calculation shall be an amount equal to the good faith determination of Purchaser's Board of Directors.
         2.04.   Operating Policies During Earnout Period.
                 (a) During the Earnout Period, Purchaser, except as may be necessary or appropriate in the exercise of its business judgment, agrees that it shall use its best efforts not to implement any business policies or plans for the sole purpose of minimizing or defeating Seller's rights to the Earnout as described in Sections 2.01 through 2.03 of this Agreement.
Likewise, during the Earnout Period, the Partners covenant that none of them will make any business decisions or implement any business policies or plans for the sole or primary purpose of maximizing their rights to the Earnout as described in Sections 2.01 through 2.03 of this Agreement. Purchaser further agrees to provide such working capital (up to $1,500,000) during the Earnout Period as shall reasonably be needed by the RoTec Division to have the opportunity





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
to achieve the Earnout. The need for such working capital shall be determined quarterly in advance of each calendar quarter and shall take into account the RoTec Division's prior results, likelihood of achievement of projected results, industry conditions and such other matters as may be deemed material by either
(i) an executive officer of the Purchaser (e.g., the Chief Executive Officer, the Chief Operating Officer, or the Chief Financial Officer), or (ii) the Board of Directors of Purchaser. Working capital and other advancements shall be made from Purchaser to the RoTec Division in accordance with the Purchaser's policy for capital expenditures, as such policy currently exists and as the same may be modified hereafter from time to time. Additional details regarding this matter are set forth in Exhibit A, attached hereto and fully incorporated herein by this reference.
                 (b) Not later than sixty (60) days following the conclusion of each Earnout Period, Purchaser shall conduct an accounting of the financial performance of the RoTec Division for the just completed Earnout Period. Such accounting shall be in accordance with generally accepted accounting principles, consistently applied, including, without limitation, SFAS 86, as the same may be modified hereafter from time-to-time.
                 (c) The RoTec Division shall be entitled to receive certain expense credits, for purposes of the Earnout calculation, for expenses actually incurred in supporting projects of Purchaser, as designated by Purchaser from time to time (individually, a "Purchaser Project"). Expenses entitled to such credit shall be the actual salary costs for employees directly involved in supporting Purchaser Projects. For those activities designated as Purchaser Projects, Purchaser shall allocate expenses between the RoTec Division and its other Divisions as follows: for the Year One Earnout Period, 50% of the expense shall be borne by the RoTec Division; for the Year Two Earnout Period, 40% of the expense shall be borne by the RoTec Division; and for the Year Three Earnout Period, 30% of the expense shall be borne by the RoTec Division. For purposes





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
of this Section 2.04(c), the foregoing expenses shall be limited to Purchaser Projects implemented in Windows, Windows NT, and variant environments.
                 (d) At such time as may be required by Purchaser and in accordance with Purchaser's policies as the same may exist from time to time during the Earnout Period, the managers of the RoTec Division shall submit a strategic and financial business plan for submission to, and approval by, the Purchaser's Executive Committee or other appropriate persons employed or retained by Purchaser. Additional details regarding this matter are set forth in Exhibit A, attached hereto and fully incorporated herein by this reference.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER
         Seller and the Partners, jointly and severally, hereby represent and warrant to Purchaser as follows:
         3.01. Organization and Authority of Seller. Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of Connecticut. Seller has all necessary power and authority to own its properties and conduct its business as it is presently being conducted. Seller is duly qualified or licensed to do business in each jurisdiction wherein the nature of its activities or of properties owned or leased by it make such qualification necessary.
         3.02. Due Authorization. Seller has full power and authority to execute and deliver this Agreement and each of the documents referenced herein (collectively, the "Transaction Documents") to which Seller is or will be a party and to consummate the transactions contemplated thereby. The Partners of Seller have duly approved and authorized the execution and delivery of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated thereby, and no proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby. Assuming that this Agreement and each of the Transaction Documents to which Purchaser is a party constitutes a valid and binding agreement of Purchaser, this Agreement and each of the Transaction Documents to which Seller is a party constitutes, or will constitute when executed and delivered, a valid and binding agreement of Seller, in each case enforceable in accordance with its terms.
         3.03. No Conflict; Governmental Consents. The execution and delivery by Seller of this Agreement and the Transaction Documents and the consummation by Seller of the transactions contemplated thereby do not and will not (a) conflict with or result in a breach of any provision of Seller's partnership agreement; (b) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both, would constitute a default) under, or require consents from any other party to, or result in the termination or cancellation or in a right of termination or cancellation of, or accelerate or result in a right to accelerate the performance required by, any contract to which Seller is a party or will be a party, which in any such instance will affect the Purchased Assets after the Closing, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets, or result in being declared or in the right to declare void, voidable or without further binding effect any of the terms, conditions or provisions of any such contracts; (c) violate any order, writ, jurisdiction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Seller; or (d) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

         3.04. Compliance with Laws. Seller is not in violation of, and to its knowledge is not under investigation with respect to or threatened to be charged or given notice of, any non-compliance with, enforcement action under or violation of, any applicable law, statute, order, rule, regulation, agency agreement, judgment, decree, arbitration award, penalty or fine entered by any federal, state, local or foreign court or governmental authority relating to the Purchased Assets, including, without limitation, any laws relating to intellectual property rights, any environmental laws, laws concerning occupational health and safety, or applicable zoning laws or regulations.
There are no facts known to Seller which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding to which the Purchased Assets would be subject.
         3.05. Financial Information. Seller has furnished Purchaser with its unaudited financial statements for its 1993 fiscal year (collectively, the "Financial Information"). The Financial Information is true and correct in all material respects and fairly presents the financial condition of the Seller and its results of operations as of and for the indicated dates.
         3.06. Furniture, Fixtures and Equipment. The Furniture, Fixtures, and Equipment are in good working condition and repair, normal wear and tear excepted, and are adequate for the uses for which they are intended. The Purchased Assets constitute all the assets owned, leased or used by the Seller which are in any way necessary to the continued operation of the Business as now being conducted.
         3.07. Title to Personal Property. At the Closing, Seller will have good, valid and marketable title to the Furniture, Fixtures and Equipment, and Leasehold Improvements (collectively, the "Personal Property") and the Personal Property will be transferred to Purchaser free and clear of any liens, pledges, charges, encumbrances, claims or similar rights of third parties.

         3.08. Payment Obligations. The Accounts Receivable to be purchased by Purchaser have arisen and will arise in the normal course of the operation of the Business, and constitute and will constitute valid and binding obligations of the account debtors and obligors, enforceable in accordance with their terms at the amount recorded therefor in the books and records of Seller (without giving effect to any allowance for doubtful accounts) and are not and will not be subject to any discounts, whether for prompt payment or otherwise.
         3.09. Intellectual Property Rights. Schedule 3.09 attached hereto lists and correctly describes all patents, trademarks, trade names, service marks and copyrights (and all applications therefor) embodied in or related to the Business. Seller (i) owns or has the exclusive right to use all such patents, trademarks, trade names, service marks and copyrights (and all applications therefor) and all trade secrets, inventions, know-how, designs, processes, computer programs, specifications and formulas otherwise embodied in or related to the Business and (ii) is not using any confidential information or trade secrets of others. Seller is not obligated to pay royalties, fees or other payments to any owner of, licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intellectual property embodied in or related to the Business. Seller has not transferred or conveyed any rights to others in the intellectual property of Seller embodied in or related to the Business other than rights to use that are incidental to sales of products included within the Business. Seller is not, nor has it received notice with respect to, infringing upon or otherwise acting adversely to any known right or claimed right of any person under or with respect to any patents, trademarks, service marks, trade names, copyrights, licenses or other intellectual property rights with respect to the Business. Other than as set forth in Schedule 3.09 attached hereto, all computer programming with respect to the Business has been performed by employees of Seller and constitutes "works made for hire".
         3.10.   Computer Software.

                 (a) Schedule 3.10 hereto contains a true and complete list of all computer software developed, manufactured, marketed, or sold by the Seller, including, without limitation, all planning, routing, and delivery software products sold or licensed to transportation and delivery companies.
                 (b) The Seller is the sole and exclusive owner worldwide, free of any liens, of the copyrights in and to such software products, all of their component elements (including, without limitation, all ideas, program logic, systems, layouts, concepts, methods, algorithms, formatting, computer programs, source code, object code, development documentation, diagrams, flow charts, support documentation (including instructional manuals), user interface (including all commands and protocols), screen displays, and structure, sequence, and organization) and all existing derivative works thereof (collectively, the "Software Products").
                 (c) The company is the sole owner of, or sole rightful applicant in its own name, of all registrations and applications for registration of the Software Products with any applicable government authority. A true and correct list of such registrations and applications for registration is set forth in Schedule 3.10.
                 (d) The use (or non-use) of the Software Products by the Seller is unburdened by any obligation to pay royalty, license fee, residual compensation, or other amount, however characterized, or to obtain any third party clearance or consent in respect thereof, including any obligation to obtain any third party clearance or consent in respect of the transactions contemplated hereby.
                 (e) There are no agreements, assignments, or other instruments of any kind licensing to any third party, or otherwise granting to a third party, any rights under or otherwise relating to the Software Products, other than the end user agreements listed on Schedule 3.10.

                 (f) Neither the Seller nor any Partner (i) has been sued or been a defendant in any claim, suit, action, or proceeding relating to any Software Product which has not been finally terminated prior to the date hereof; (ii) has knowledge of any such charge or claim; or (iii) has knowledge of or by any infringement of a Software Product.
                 (g) All Software Products were developed solely by (i) employees of the Seller acting within the scope of their employment, or (ii) independent contractors pursuant to valid and enforceable work made for hire agreements between Seller and such contractors.
                 (h) All Software Products bear legible and accurate copyright notices sufficient to confer upon Seller all statutory benefits of such notices, in accordance with the United States Copyright Act, 17 U.S.C. 100 et seq., as amended, and the regulations promulgated thereunder.
                 (i) All Software Products have been duly registered and deposited with the United States Copyright Office in accordance with the United States Copyright Act, 17 U.S.C. 100 et seq., as amended, and the regulations promulgated thereunder.
         3.11. Environmental Matters. In the ownership of the Purchased Assets and the operation of the Business, Seller has complied with all laws and regulations relating to pollution and environmental control. Seller is not in violation of any permits, plans for compliance schedules, or any law, regulation, order or decree regulating emissions into the environment
(including solids, liquids and gases) and the proper disposal of materials in the operation of the Business.
         3.12. Personal Property Leases. Schedule 3.12 hereto contains an accurate description of the material terms of all leases under which Seller is lessee of certain equipment or other personal property used in the operation of the Business ("Personal Property Leases"). True, correct and complete copies of the Personal Property Leases and all amendments thereto have been made available to Purchaser. Such Personal Property Leases have not been further modified in any respect and are valid and legally binding upon the parties thereto and in full force and effect. There is not under any of the Personal Property Leases (i) any default by Seller or, to Seller's knowledge, the lessors or (ii) any event which, with notice or lapse of time, or both, would constitute a default by Seller or, to Seller's knowledge, by any of the lessors. Seller is lawfully in possession of all of the personal property of which Seller is lessee under the Personal Property Leases. At the Closing, Seller's interest in and under each of the Personal Property Leases will be transferred to Purchaser free and clear of any liens or encumbrances. The personal property so leased under the Personal Property Leases is in good working condition and repair, normal wear and tear excepted.
         3.13. Litigation; Judgments. There is no action, proceeding or investigation pending or threatened against or involving Seller relating to the Purchased Assets or the operation of the Business, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding relating to the Purchased Assets or the operation of the Business.
         3.14. Insurance. Seller maintains property, fire, casualty, liability, workmen's compensation, title and other forms of insurance relating to the Purchased Assets and the operation of the Business against risks of the kind customarily insured against and in amounts not less than the greater of replacement cost or the book value of the Purchased Assets. Seller will maintain such insurance policies through the Closing Date.
         3.15. Required Consents. The execution and delivery of this Agreement and the consummation of the transactions (or any of them) contemplated hereby do not and will not require the consent, approval or action of, or any filing with or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority.
         3.16.   Employees and ERISA.
                 (a) Set forth in Schedule 3.16 is a list of Seller's employees, with a brief job description of each.
                 (b) Except as described in Schedule 3.16 hereto the Seller is not a party to, nor is it subject to: (i) any union contract or any employment contract or arrangement, written or oral, with any officer, consultant, director, or employee which is not terminable on thirty (30) days notice or less without penalty or legal obligation to make termination payments during or after expiration of such notice period; (ii) any plan, contract, or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, termination compensation, retirement payments, profit sharing or the like; or (iii) any other employee benefit plan.
                 (c) The Seller has complied in all material respects with all applicable federal, state, and local laws relating to employment of labor, including the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and the laws relating to wages, hours, collective bargaining, and the payment of social security taxes; the Seller is not liable for any arrears of wages or benefits or any penalties for failure to comply with any of the foregoing; and there are no material controversies pending or threatened between the Seller and its employees.
         3.17. Brokerage Fees. In the negotiations leading up to the sale of the Purchased Assets and the execution of this Agreement and the consummation of the transactions contemplated hereunder, Seller has not retained or utilized the services of any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any person for or on account of the transactions contemplated hereby, or had any communications with any person which would obligate Purchaser to pay any such fee or commission.

         3.18. Absence of Questionable Payments. Neither the Seller nor any of its Partners, officers, employees or affiliates has at any time used funds for any illegal purpose, including without limitation, the making of any improper political contribution, bribe or kickback.
         3.19. Investment Representations. Each Partner acknowledges that the shares of Comdata Stock which he may acquire pursuant to this Agreement will not have been registered under the Securities Act of 1933 (the "1933 Act") or any state securities laws prior to their issuance and delivery to Seller. Each Partner represents and warrants that he has no present plans to sell, transfer or distribute such shares and he acknowledges that such shares may not be sold or transferred by him except (i) pursuant to an effective registration statement under the 1933 Act, or (ii) pursuant to a transaction which, in the opinion of counsel, will not be in violation of the 1933 Act. Each Partner agrees that the certificates for shares of Comdata Stock issued to him shall bear substantially the following legend:
                 "The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold or transferred in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel to the Company that registration is not required under said Act."

Each Partner further agrees that he will, at Closing, deliver to Purchaser a letter, in the form of Schedule 3.19 hereto confirming the matters referred to in this Section and such additional related matters as Purchaser may reasonably deem necessary with respect to the delivery of the shares of Comdata Stock to him without registration under the 1933 Act, under this Agreement.
         3.20. Taxes. Seller (i) has duly and timely filed or caused to be filed all Federal, state, local and foreign tax returns required to be filed by it prior to the date hereof with respect to which Seller, any of the Purchased Assets or the Business is liable or otherwise in any way subject, (ii) has paid or fully accrued for all taxes shown to be due and payable on such returns

(which taxes, to the best knowledge and belief of Seller, are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed) and (iii) has properly accrued for all such taxes accrued in respect of Seller, any of the Purchased Assets or the Business for periods subsequent to the periods covered by such returns.
         3.21. Full Disclosure. Neither this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished or to be furnished by Seller or any Partner to Purchaser in connection with this transaction, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Neither Seller nor any Partner has withheld from Purchaser disclosure of any event, condition, or fact which Seller or any Partner knows, or has reasonable grounds to know, that may materially adversely affect Seller's assets, prospects or condition (financial or otherwise).

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
         Purchaser hereby represents and warrants to Seller as follows:
         4.01. Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Purchaser has all necessary corporate power and authority to own its properties and conduct its business.
         4.02.   Power and Authority; Due Authorization.   Purchaser has full
power and authority to execute and deliver this Agreement and each of the Transaction Documents to which Purchaser is or will be a party and to consummate the transactions contemplated thereby. The Board of Directors of Purchaser has duly approved and authorized the execution and delivery of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of the Purchaser are necessary to approve and authorize the execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby. Assuming that this Agreement and each of the Transaction Documents to which Seller is a party constitutes a valid and binding agreement of Seller, this Agreement and each of the Transaction Documents to which Purchaser is a party constitutes, or will constitute when executed and delivered, a valid and binding agreement of Purchaser, in each case enforceable in accordance with its terms.
         4.03. No Conflict; Governmental Consents. Assuming all consents, approvals, authorizations and other actions listed on Schedule 4.03 attached hereto have been obtained, the execution and delivery by Purchaser of this Agreement, the Transaction Documents and the consummation by Purchaser of the transactions contemplated thereby does not and will not (a) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Purchaser; (b) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or require consents from any other party to, or result in the termination or cancellation or in a right of termination or cancellation of, or accelerate or result in a right to accelerate the performance required by, any material contract to which Purchaser is a party or will be a party as of the Closing, which in any such instance will result in being declared or in the right to declare void, voidable or without further binding effect any of the terms, conditions or provisions of any such material contracts; (c) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Purchaser and relating to the purchase of the Business; or (d) require any consent, approval or authorization of, or any notice to, or declaration, filing or registration with, any governmental or regulatory authority.
         4.04. No Broker. In the negotiations leading up to the purchase of the Purchased Assets, Purchaser has not retained or utilized the services of any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any such person for or on account of the transactions contemplated hereby or had any communications with any person which would obligate Seller to pay any such fee or commission.

                                   ARTICLE V
                                   COVENANTS
         5.01. Conduct of Business Prior to Closing. Seller agrees that prior to the Closing Date and except as otherwise consented to or approved by Purchaser in writing:
                 (a) Ordinary Course. Seller shall carry on its business diligently, in the ordinary course and substantially in the same manner as heretofore conducted. Without limiting the foregoing, Seller shall (i) not transfer, assign or pledge any of the Purchased Assets being sold hereunder, other than in the ordinary course of business or the replacement of other items in the ordinary course of business; and (ii) not take any action, omit to take any action or permit any third party to take any action (other than matters for which Seller has no control) which would cause Seller to be in breach in any material respect of any of Seller's representations, warranties or covenants contained herein at the Closing Date.
                 (b) Business Organization. Seller shall use its best efforts to preserve its existence and business organization intact, to maintain its employees and to preserve its relationships with suppliers, customers and others having business relations with Seller.

         5.02. Regulatory and Other Authorizations. Seller will use its best efforts to obtain all authorizations, consents, orders and approvals of all parties whose consents are necessary to consummate the transactions contemplated by this Agreement. Seller will not take any action that will have the effect of delaying, impairing, or impeding the receipt of any required approvals.
         5.03. Disclosure; Updates. Each party hereto agrees that it shall not issue any press release or written statement for general circulation relating to the transactions contemplated hereby, without prior consultation with the other party hereto, except as otherwise required by law or upon the advice of its counsel. In addition, each party hereto agrees that it will keep the other advised of all material developments relevant to its business and to the consummation of this Agreement.
         5.04. Solicitation of Acquisitions. Prior to the Closing Date, Seller and the Partners shall not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, Seller or any business combination with Seller other than as contemplated by this Agreement; Seller shall instruct its Partners and its officers, agents and affiliates to refrain from doing any of the above. Seller will notify Purchaser if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Seller.
         5.05.   Full Access.
                 (a) Between the date hereof and the Closing Date, Seller shall afford Purchaser and its respective officers, employees and authorized representatives full access to the Business and its books and records, and shall direct and cause its agents, employees, accountants, counsel and other representatives to do so, and a full opportunity to make such investigations and review and copy such documents, instruments and agreements as it or its representatives shall desire.
                 (b) Neither party will use any information obtained pursuant to this Agreement for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, provided that Purchaser may use such information in connection with other proposed business combinations to the extent it is advised by counsel that it is necessary to use such information in such connection (unless this Agreement has been previously terminated) and each party will hold all information and documents obtained pursuant to this
Section 5.05 in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. In the event of the termination of this Agreement, each party upon request will deliver to the other all documents so obtained by it.
         5.06.   Covenant Not to Compete.
                 (a) Each of Seller and the Partners hereby covenant and agree with Purchaser that, during the Noncompete Period (as such term is defined herein) and within the Noncompete Area (as such term is defined herein), neither Seller nor any Partner shall directly or indirectly, (i) acquire, lease, manage, consult for, provide (or cause to be provided) sales, marketing, or programming services for, serve as agent or subcontract for, finance, invest in, own any part of or exercise management control over any business which provides any services competitive with the services provided by the Business as of the Closing, or (ii) solicit for employment or employ any person who at Closing or thereafter became an employee of Purchaser unless such person is no longer employed by the Purchaser or an affiliate of Purchaser for at least one (1) year, or (iii) disrupt or attempt to disrupt any past, present or reasonably foreseeable future relationship, contractual or otherwise between Purchaser, on the one hand, and any customer with whom

Purchaser contracts with in connection with the Business, on the other hand. The "Noncompete Period" shall commence at the Closing and terminate on the fifth (5th) anniversary thereof. The "Noncompete Area" shall mean the continental United States and in any other area where the business of the Purchaser is now or hereafter conducted.
                 (b) In the event of a breach of Section 5.06(a) hereof, Seller and the Partners recognize that monetary damages shall be inadequate to compensate Purchaser and Purchaser shall be entitled, without the posting of a bond, to an injunction restraining such breach, with the costs including attorneys fees of securing such injunction to be borne by Seller and the Partners. Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedy available to it for such breach or threatened breach.
                 (c) All parties hereto hereby acknowledge the necessity of protection against the competition of the Seller and the Partners and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate the Seller and the Partners for agreeing to the restrictions contained in Section 5.06(a) hereof. If, however, any court determines that the foregoing restrictions are not reasonable in duration, geographic area or otherwise, the parties agree that the court shall have the power to modify the unreasonable restriction(s) to the maximum restriction permissible and to include as much of its nature and scope as will render it enforceable, and, in its modified form, said restriction shall be reasonable, valid and enforceable.

                                   ARTICLE VI
                     CONDITIONS TO PURCHASER'S OBLIGATIONS
         The obligations of Purchaser under this Agreement to consummate the purchase of the Purchased Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
         6.01. Representatives and Warranties True; Obligations Performed. The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date, and all the covenants contained in this Agreement to be compiled with by Seller on or before the Closing Date shall have been complied with in all respects and Purchaser shall have received a certificate to such effect from a Partner of Seller dated the Closing Date.
         6.02. Approval of Purchaser's Bank Group. Purchaser shall have received approval, in form and substance acceptable to Purchaser, from its bank group related to the closing of the transactions contemplated by this Agreement pursuant to and in accordance with that certain Credit Agreement, dated December 29, 1992, among Purchaser, BT Commercial Corporation, as administrative agent, and certain other financial institution signatories thereto.
         6.03. Closing Deliveries of Seller. At the Closing, Seller shall execute and deliver to Purchaser, or otherwise cause to be delivered, as the case may be, each of the following documents dated the Closing Date:
                 (a) Bill of Sale. A Bill of Sale in form and substance reasonably satisfactory to Purchaser transferring the Purchased Assets to Purchaser consistent with the terms and conditions of this Agreement.

                 (b) Personal Property Lease Assignments. A lease assignment and assumption agreement for each Personal Property Lease in form and substance reasonably satisfactory to Purchaser.
                 (c) Officer's Certificate. The officer's certificate described in Section 6.01 above.
                 (d) Employment Agreements. Employment Agreements in the form of Schedule 6.03(d) hereto between the Purchaser and each of Ronald J. Dombrowski and Steven T. Brown (the "Employment Agreements").
                 (e) Possession of Purchased Assets. Seller will deliver to Purchaser at the Closing Date full possession and enjoyment of the Purchased Assets.
         6.04. Further Assurances. At any time on or after the Closing Date, Seller will execute and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying and confirming to Purchaser, or reducing to possession, any or all of the Purchased Assets. If requested by Purchaser, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Purchaser, any claims, rights or benefits that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Seller's name.

                                  ARTICLE VII
                       CONDITIONS TO SELLER'S OBLIGATIONS
         The obligations of Seller under this Agreement to consummate the sale of the Purchased Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
         7.01. Representations and Warranties True; Obligations Performed. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, and all the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing Date shall have been complied with in all material respects and Seller shall have received a certificate to such effect from the President or other executive officer of Purchaser.
         7.02. Closing Deliveries of Purchaser. At the Closing, Purchaser shall execute and deliver to Seller, or otherwise cause to be delivered to Seller, as the case may be, each of the following documents:
                 (a) Personal Property Lease Assignments. Purchaser shall execute and deliver to Seller the Personal Property Lease Assignments assuming the rights and obligations of lessee arising from the Closing Date.
                 (b) Payment. At the Closing, Purchaser shall pay the Cash to Seller by delivery of a certified or cashier's check.
                 (c) Officer's Certificate. The Officer's Certificate described in Section 7.01 above.
                 (d) Employment Agreements. The Employment Agreements described in Section 6.03(d).




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
                 (e) Assumption Agreement. Purchaser shall have entered into an Assumption Agreement pursuant to which it assumes all of the Assumed Liabilities.
                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS
         8.01. Headings. The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.
         8.02. Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
         8.03. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
         8.04. Assignment. Neither this Agreement nor any of Purchaser's or Seller's rights or obligations hereunder may be assigned or otherwise transferred to any other person, partnership, firm or corporation without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser may assign this Agreement to an affiliated entity.

         8.05. Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and permitted assigns.
         8.06. Expenses. Each party hereto shall pay all of the fees and expenses incurred by it in connection with the preparation, execution and delivery of this Agreement.
         8.07. Termination of Representations, Warranties, Agreements and Covenants. If this Agreement shall be terminated pursuant to the provisions of
Section 8.10 hereof, this Agreement shall become void and have no effect, except that the agreements of Purchaser and Seller in Section 5.05 pertaining to confidentiality or the termination of this Agreement and Section 8.06 shall survive such termination. All representations and warranties and all other agreements and covenants of the parties hereto shall survive the Closing and any investigation at any time by or on behalf of any party hereto.
         8.08. Indemnification. Seller and the Partners, jointly and severally, hereby indemnify and hold Purchaser and each of its affiliates, partners, directors, officers, employees and agents harmless from and against all claims, liabilities, lawsuits, costs, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses incurred in litigation or otherwise) arising out of and sustained by any of them due to (a) any misrepresentation or breach of any representation, warranty, covenant or agreement of Seller contained herein or in any certificate, schedule, exhibit, document, instrument or writing relating to, or delivered pursuant to, this Agreement; (b) any liability or obligation relating to the Business or the Purchased Assets not expressly assumed by Purchaser hereunder, including, without limitation, any claims, liabilities, taxes, debts, contracts, agreements, obligations, damages, costs and expenses, known or unknown, fixed or contingent, claimed or demanded by third parties against Purchaser arising out of the operation of the Business prior to and inclusive of the Closing Date (including, without limitation, any liability, claim for refund or reimbursement, or other obligation arising under, or in any way related to, work or services performed for J.B. Hunt Dedicated Contract Services); and (c) the failure of the parties ot this Agreement to comply with the provisions of the bulk sales law of any state having jurisdiction over the transactions contemplated herein and the Purchased Assets.
         8.09. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or five (5) days after the date of depositing in same in the U.S. mail if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, postage prepaid, and properly addressed as follows:

                 To Seller or any Partner:

                 RoTec - The Routing Technology Company
                 Attention: Ronald J. Dombrowski
                 191 Albany Turnpike, Suite 107
                 Box 259
                 Canton, CT  06019

                 To Purchaser:

                 Comdata Network, Inc.
                 Attention:  George L. McTavish
                 5301 Maryland Way
                 Brentwood, TN  37027

                 With a copy to:

                 Comdata Network, Inc.
                 Attention:  Legal Department
                 5301 Maryland Way
                 Brentwood, TN  37027

         Any party may change its address for purposes of this section by giving the other party written notice of the new address in the manner set forth above.
         8.10. Right to Terminate. Either Purchaser or Seller may, without liability to the other, terminate this Agreement on or before the Closing Date by notice to the other (i) if any of the material conditions to the obligations of the party giving such notice shall not have been fulfilled, or (ii) if the Closing shall not have occurred by March 31, 1994 (the last possible Closing Date contemplated under this Agreement) unless such date has been extended in accordance with the terms of this Agreement or by mutual written agreement of the parties hereto. In the absence of fraud or willful breach on the part of Seller, or on the part of Purchaser, then Seller will not have any liability to Purchaser, or Purchaser will not have any liability to Seller, as the case may be, under this Agreement if Seller or Purchaser terminate this Agreement pursuant to this Section 8.10.
         8.11. Governing Law. This Agreement shall be construed in accordance with, and governed by, the local laws of the State of Tennessee and not the choice of law rules of such state. This Agreement and its subject matter have substantial contacts with Tennessee, and all actions, suits, or other proceedings with respect to this Agreement shall be brought only in a court of competent jurisdiction sitting in Davidson County, Tennessee, or in the Federal District Court having jurisdiction over that County. In any such action, suit, or proceeding, such court shall have personal jurisdiction of all of the parties hereto, and service of process upon them under any applicable statutes, laws, and rules shall be deemed valid and good.
         8.12. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
         8.13. No Third Party Beneficiaries. Nothing in this Agreement, whether expressed or implied, confers any rights or remedies on any persons other than the parties to this Agreement and their respective successors and permissible assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability or any third person to any party to this Agreement, nor shall any provisions give any third parties any right of subrogation or action against any party to this Agreement.
         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                      "SELLER"

                                      ROTEC - THE ROUTING TECHNOLOGY
                                      COMPANY


                                      By: /s/ Ronald J. Dombrowski
                                         ------------------------------
                                         Ronald J. Dombrowski,
                                           General Partner


                                      "PURCHASER"

                                      COMDATA NETWORK, INC.



                                      By: /s/ George L. McTavish
                                         ------------------------------
                                          George L. McTavish,
                                            Chairman and Chief Executive Officer

                                                "PARTNERS"


                                                 /s/ Ronald J. Dombrowski
                                                 ------------------------------
                                                     Ronald J. Dombrowski

                                                 /s/ Korf E. Penzien
                                                 ------------------------------
                                                     Korf E. Penzien

                                                 /s/ David J Ross
                                                 ------------------------------
                                                     David J. Ross

                                                 /s/ Steven T. Brown
                                                 ------------------------------
                                                     Steven T. Brown

                                                 /s/ Ebrahim Amirana
                                                 ------------------------------
                                                     Ebrahim Amirana